CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated October 6, 2014, relating to the financial statements of Formigli, Inc., as of June 30, 2014 and to all references to our firm included in this Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants
Denver, Colorado
October 6, 2014